TEXAS MINERAL RESOURCES CORP. 8-K

Exhibit 99.1

Texas Mineral Signs Non-Binding Letter of Intent to Explore the Possibility of Forming Joint
Venture to Develop and Manage Mining Properties in the Steeple

Rock District of New Mexico and Greenlea County in Arizona

SIERRA BLANCA, TX— (GlobeNewswire- December 12, 2024) – Texas Mineral Resources Corp. (OTCQB: TMRC)

•	TMRC would serve as the managing partner of the joint venture
•	Joint venture assets consist of two permitted mines, a permitted millsite and the Carlisle mine

Texas Mineral Resources Corp. (“TMRC” or the “Company”) today announced that the Company entered into a non-binding letter of intent with Steeple Rock Holding Company, LLC (“Steeple Rock”) to explore the possibility of entering into a mining venture involving (i) four mines, being the Billali mine, the Jim Crow mine, the inactive Imperial mine, and the Carlisle mine, all located on patented mining claims in Grant County, New Mexico, and (ii) certain related assets including a 150 tons per day, unassembled flotation mill located in Duncan, Arizona. The Billali mine, Jim Crow mine and millsite have valid operating permits; the Imperial mine and the Carlisle mine do not.

The initial anticipated capital required for the potential project, in an amount to be determined and agreed upon by the parties, is expected to be used for the initiation of mining and milling operations. There can be no assurance that entry into the non-binding letter of intent will result in a definitive agreement or, if a definitive agreement is reached, the potential project will proceed on the preliminary and general terms described above or at all. Legal, regulatory, business and financial diligence, along with the procurement of necessary capital to proceed with this potential project in an amount to be determined (of which there can be no assurance the necessary capital can be procured to proceed with this potential project), will need to be satisfactorily completed by the parties, as well as other customary conditions and approvals.

TMRC may acquire up to a 50.1% interest in this potential project by contribution of the Carlisle mine and by raising the initial capital needed, in an amount to be determined, to assemble the mill and commence development and production.

We believe that this potential project offers an opportunity for TMRC and its partners to bring into production historical mines which have not been in production for a number of years. The Steeple Rock District is a well-known gold and silver district located in southwest New Mexico and southeast Arizona. The potential project includes four mines, the Billali, Jim Crow, Imperial and the Carlisle, and a complete, unassembled, flotation mill located on a permitted millsite with power and water. Although there is no assurance that these mines will ever have resources that can be converted into or recognized as Item 1300 of Regulation S-K compliant reserves, all have documented, historical exploration data including underground workings and diamond drill holes.

The Steeple Rock district is situated in one of the most highly mineralized and productive regions in the United States, approximately midway between the Morenci and the Santa Rita copper mines. Principal mineralization occurs as gold and silver bearing quartz veins, and government records show that the Carlisle mine was a base metal producer during WWII. Historical data indicates that mining conditions are good in the district with stable andesite host rock and minimal rock alteration, low pyrite content and little or no acid mine drainage.

About Texas Mineral Resources Corp.

Our primary focus is to develop and commercialize, along with our joint venture operating partner USARE, the Round Top heavy-rare earth, technology metals, and industrial minerals project located in Hudspeth County, Texas, eighty-five miles southeast of El Paso, in which TMRC currently owns an approximate 19.3% interest. Additionally, the Company is pursuing other potential domestic mining opportunities. The Company’s common stock trades on the OTCQB U.S. tier under the symbol “TMRC.”

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements including within the meaning of the “safe harbor” provisions of the United States Private Litigation Reform Act of 1995. When used in this press release, the words “proposed,” “explore,” “possibility,” “potential,” “plans,” “anticipated,” “indicate,” “expect,” “intend,” “hopes,” “believe,” “may,” “will,” “if, “anticipate,” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause any potential arrangement or agreement, actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, among others, uncertainty of mineralized material and mineral resource estimates, risks to projected and estimated economics not reflecting actual economic results due to the uncertainty of mining processes, potential non-uniform sections of mineralized material, potential mining hazards and accidents, changes in equipment and labor costs, changes in projected mineral prices and demand, competition in the mining industry, risks related to exploratory drilling and any project development determinations, the inherently hazardous nature of mining-related activities, potential effects on the Company's operations of environmental regulations, risks due to legal proceedings, liquidity risks, ability to commercialize operations with respect to the potential project, and risks related to uncertainty of being able to raise the necessary capital on favorable terms or at all to proceed with this potential project, as well as those factors discussed under the heading "Risk Factors" in the Company's latest annual report on Form 10-K as filed on November 29, 2024 and other documents filed with the SEC. Except as required by law, the Company assumes no obligation to publicly update any forward-looking statements.

Company Contact:

Texas Mineral Resources Corp.

Anthony Marchese, Chairman

E-mail: amarchese@tmrcorp.com

Twitter: @TexasMineralRes